Exhibit 99.6

EXECUTION VERSION

Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

AMENDMENT TO SEPARATION AND RELEASE AGREEMENT

This Amendment to the Separation and Release Agreement (this “Amendment”) is made as of August 13, 2020 (the “Amendment Date”), by and among Chaparral Energy, L.L.C. (the “Employer”), Chaparral Energy, Inc. (the “Company”) and K. Earl Reynolds (“Executive,” and together with the Employer and the Company, the “Parties”).

WHEREAS, on December 20, 2019, the Parties entered into a Separation and Release Agreement (the “Separation Agreement”) to reflect their mutual undertakings, promises and agreements concerning the ending of Executive’s employment with the Employer;1

WHEREAS, the Parties agree that, as of the Amendment Date, Executive is entitled to $1,044,785.42 in outstanding Separation Payments pursuant to Section 5(a)(iii) of the Separation Agreement (the “Outstanding Separation Payments”), payable in installments through June 18, 2021; and

WHEREAS, the Company is facing certain financial difficulties and presently is engaged in negotiations and discussions to avoid being subject to a case under chapter 11, title 11, United States Code (a “Bankruptcy Case”) or to proceed with a Bankruptcy Case with certain matters agreed upon in advance, to the extent possible to do so;

WHERAS, in the context of such negotiations and in light of same, the Parties wish to restructure the Outstanding Separation Payments and to make certain other changes to the Separation Agreement subject to the conditions set forth herein.

THEREFORE, in consideration of the mutual promises and covenants set forth herein, which consideration is acknowledged by the Parties to be good and sufficient, the Parties hereby agree to the following:

1. Separation Payment. Section 5(a)(iii) of the Separation Agreement is amended in its entirety as follows:

“(iii) an amount equal to the sum of (A) $680,035.58, less applicable taxes and withholdings, as a separation payment in equal or nearly equal installments on the Employer’s regularly scheduled payroll dates beginning on the Employer’s first regularly scheduled payday following the Date of Termination and continuing thereafter until July 31, 2020, and (B) a single payment of $576,721.55, less applicable taxes and withholdings (the “Final Separation Payment”) on the earlier of (i) ten days after the effective date of a court-confirmed plan of reorganization for the Company (the “Plan”), and (ii) March 1, 2021; provided that if, prior to the payment of the Final Separation Payment, the Plan is confirmed (the date of such confirmation, the “Confirmation Date”) and the Plan provides that General Unsecured Claims (as that term is defined in the Plan) are treated as impaired within the meaning of section 1124 of title 11 of the United States Code, or some or all of

[1]	Capitalized terms used but not otherwise defined in this Amendment shall have the meaning assigned thereto in the Separation Agreement.

the Separation Payment which has been paid or the Separation Agreement or this Amendment is challenged in the Bankruptcy Case, then in lieu of the Final Separation Payment Executive shall be paid an amount equal to the sum of $961,202.59 (the “Outstanding Separation Payments”), less applicable taxes and withholdings, to be paid as follows (x) a single lump sum payment on the first regularly scheduled payroll date of the Employer on or following the Confirmation Date in the amount of the Outstanding Separation Payments that would otherwise have been paid to Executive had the Outstanding Separation Payments been paid in equal installments on the Employer’s regularly scheduled payroll dates following August 13, 2020 until such payment date, and (y) any remaining amount of the Outstanding Separation Payments paid in equal or nearly equal installments on the Employer’s regularly scheduled payroll dates beginning on the Employer’s first regularly scheduled payday following the Confirmation Date until such amount is paid in full. The Company represents that it intends for the Final Separation Payment, if applicable, to represent no less of a percentage of the Outstanding Separation Payments than the percentage recovery of any other General Unsecured Creditor of the Company under the Plan, pursuant to contractual settlements with the Company.”

For the avoidance of doubt, Executive acknowledges that as of the Amendment Date he has previously received payment of the Separation Payments under Section 5(a)(iii)(A) of the Separation Agreement as modified pursuant to this Amendment.

2. Confidentiality. Item (i) of the proviso to Section 3(b) of the Separation Agreement is amended in its entirety as follows:

[*****]

3. Release. Effective upon execution of this Amendment, for the good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, Executive, on behalf of the Releasing Parties, hereby reaffirms the release set forth in Section 7 of the Separation Agreement with respect to any and all Claims that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties from the Effective Date through the Amendment Date, except as to rights he may have as expressly set forth herein.

4. Modification of Amendment. This Amendment may be amended, revoked, changed or modified only upon a written agreement executed by the Parties. No waiver of any provision of this Amendment will be valid unless it is in writing and signed by the Party against whom such waiver is charged.

5. Joint Drafting. The Parties agree that they have jointly participated in the drafting and preparation of this Amendment, and that the language in this Amendment shall be construed as a whole according to its fair meaning, and not be construed for or against any of the Parties.

6. Signing Knowingly and Voluntarily. The Parties acknowledge that they are signing this Amendment knowingly and voluntarily and that they have not been pressured or coerced to do so by anyone connected with any of the other Parties.

7. Governing Law; Venue, etc. The Parties hereby acknowledge and agree that Sections 14 (Jury Trial Waiver; Arbitration; Legal Fees and Expenses) and 16 (Governing Law; Venue; Judicial Modification and Severability; Interpretation) of the Separation Agreement shall apply to this Amendment.

8. Severability. If any term of this Amendment shall be held to be invalid and unenforceable, the remaining terms of this Amendment are severable and shall not be affected thereby.

9. Counterparts. This Amendment may be signed in one or more counterparts, and all counterparts so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that all Parties have not signed the original or same counterpart. A scanned or facsimile copy of the signed Amendment shall have the same force and effect as the original.

10. Authority. The Parties acknowledge that each of them has had the benefit of their own legal counsel and tax advisors in entering into the Amendment, and they warrant, represent and agree that they, and each of them, understand all of the terms and are voluntarily executing the Amendment of their own free will, without coercion or duress. Each Party further represents and warrants that he/it has full authority and competence to enter into this Amendment.

11. Other Provisions. For the avoidance of doubt, all other provisions of the Separation Agreement not specifically amended herein remain in full force and effect in accordance with the terms of the Separation Agreement.

NOW, THEREFORE, the parties to this Amendment hereby set their hands and seals as of the Amendment Date.

/s/ K. Earl Reynolds
K. Earl Reynolds, Individually

Chaparral Energy, L.L.C.

/s/ Justin Byrne
By:	Justin Byrne
Its:	Vice President and General Counsel

Chaparral Energy, Inc.

/s/ Justin Byrne
By:	Justin Byrne
Its:	Vice President and General Counsel

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